UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
September 16, 2013

SCHOOL SPECIALTY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-24385	39-0971239
(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive
Greenville, Wisconsin	54942
(Address of Principal Executive Offices)	(Zip Code)

(920) 734-5712
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e)

On September 16, 2013, the board of directors approved a Management Incentive Plan for fiscal 2014 (the “Plan”), which provides an annual cash incentive to participants based on operating EBITDA for fiscal 2014.  Each of the company’s executive officers, other than the Company’s interim chief executive officer, is a participant in the Plan.  Potential payouts under the Plan are equal to a percentage of each participant’s base salary based on achievement of threshold, target and maximum operating EBITDA goals established by the board of directors. Payouts under the Plan will be approved by the board of directors and made within 90 days following the conclusion of fiscal 2014, if the board of directors determines that operating EBITDA for fiscal 2014 was at or above the threshold operating EBITDA goal.  No payouts will be made under the Plan for performance below the threshold operating EBITDA goal and no incremental payouts will be made under the Plan for performance exceeding the maximum operating EBITDA goal.

The foregoing description of the Plant does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached as an exhibit to this report.

On September 18, 2013, School Specialty, Inc. (the “Corporation”) promoted Pat Collins to the position of Executive Vice President.  In connection with this promotion, Mr. Collins’ base salary was increased to $360,000 per year and his target payout under the Plan will be 50% of his base salary.

The board of directors has determined that each non-employee member of the board of directors will receive an annual cash retainer equal to $175,000 which will be paid in four equal quarterly installments.  The first payment for the first and second quarters of fiscal 2014 were made on October 28, 2013.  In accordance with their employers’ policies, the retainers payable to Messrs. Lu and Satyanarayana will be paid directly to their employers.

ITEM 9.01. EXHIBITS

(d) Exhibits

10.1

Management Incentive Plan for Fiscal 2014

10.2

Letter to Pat Collins dated September 18, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 28, 2013

SCHOOL SPECIALTY, INC.

By: /s David N. Vander Ploeg
David N. Vander Ploeg Chief Financial Officer

EXHIBIT INDEX

10.1

Management Incentive Plan for Fiscal 2014

10.2

Letter to Pat Collins dated September 18, 2013